Exhibit 10.59
EMPLOYMENT CONTRACT
THE UNDERSIGNED PARTIES,
1.	Trident Microsystems (Nederland) B.V., having its registered office and business address at Nijmegen, the Netherlands, duly represented by David L. Teichmann, hereinafter referred to as “the Employer”; and

2.	Philippe Geyres, born on 5 September 1952, residing at 63 Rue Des Saints-Peres, 75006 Paris, France, hereinafter referred to as “the Employee”;
DECLARE THAT THEY HAVE AGREED AS FOLLOWS.
Clause 1 — Commencement and Duration
1.1	The Employee will enter into the Employer’s service on 1 April 2011 on the basis of a temporary employment contract for the duration of 9 (nine) months and which employment contract will therefore end by operation of law on 31 December 2011. Before starting work, the Employee shall provide the Employer with all data required to report the Employee to the tax authorities.

1.2	Either party may give notice of premature termination with respect to this employment contract, provided that such is done in writing and with due observance of the statutory notice period. The notice period must end on the last day of a calendar month.

1.3	This employment contract will in any case end without any prior notice of termination being required on the first day of the month in which the Employee reaches the statutory pension age.
Clause 2 — Post and Duties
2.1	Within the framework of this employment, the Employee will hold the post of Interim Chief Executive Officer. The Employee’s duties, which include among others travelling overseas, are further described in Annex 1. Employee shall report directly to and be accountable to the Board of Directors of Trident Microsystems, Inc. (“the Board of Directors).

2.2	The Employee must carry out his duty to the best of his ability and with due observance of the instructions and orders reasonably issued by the Employer. Furthermore, the Employer may instruct the Employee to carry out work for an enterprise affiliated with the Employer. Any such work will be governed by the rights and duties laid down in this employment contract, without such resulting in any additional remuneration for the Employee.

2.3	The Employee shall carry out the work in the Employer’s office in Nijmegen, the Netherlands. To the extent necessary, the Employer may change the place of work.
Employment contract Trident Microsystems (Nederland) B.V./Philippe Geyres

Clause 3 — Working Hours
3.1	The Employee shall carry out the work during 40 hours a week, but is willing to carry out work beyond the number of working hours set if such is required on the basis of his duties, without any additional remuneration being paid.
Clause 4 — Salary, and Other Compensation and Holiday Allowance
4.1	The Employee was previously employed by Trident Digital Systems (UK) Ltd (“Trident UK”) pursuant to an offer letter dated January 21, 2011 (the “Offer Letter”). Employer hereby assumes the obligations of Trident UK under the Offer Letter, including each of paragraphs 1-9 therein and Employee hereby confirms his agreement that those terms shall continue to apply. Employee’s salary, as specified in the Offer Letter, includes a holiday allowance of 8%, and Employee’s salary shall be payable on the last day of each month. References in the Offer Letter to “Executive Director” shall hereafter be deemed to refer to “Interim Chief Executive Officer.”

4.2	Employee acknowledges that the obligations of Trident UK shall terminate upon the effectiveness of this Agreement.

4.3	Parties shall jointly file a request for application of the 30% ruling (tax-free reimbursement for extraterritorial costs) with the Dutch Tax Inspector. Further appointments with respect to the 30% ruling are laid down in Annex 2.
Clause 5 — Illness
5.1	In the event of incapacity to work due to illness, employee must inform his superior thereof before 9:30 a.m. on the first day of incapacity to work.

5.2	In case of occupational disability, the Employee will be entitled to 100% of his last-earned gross salary, (which includes 8% holiday allowance), less any benefits to which he is entitled within the framework of his occupational disability, during the duration of this temporary employment contract, but in any case until the end of his employment at the latest.

5.3	For the purposes of this clause, periods of occupational disability succeeding one another with interruptions of no more than four weeks will be considered one single period of occupational disability.

5.4	During the Employee’s occupational disability, the Employer will at all times have the right to verify the disability via a medical or “ARBO” service (a service set up under the Dutch Working Conditions Act [Arbeidsomstandighedenwet, “ARBO-wet”]) designated by the Employer. The Employee will be required to provide all information necessary to be able to establish the right to continued salary payments during illness. Furthermore, the Employee will be required to carry out suitable work during illness. The Employee shall comply with the Employer’s verification regulations in case of illness.
Clause 6 — Holiday
6.1	The Employee will be pro rata entitled to 25 days’ holiday for the duration of this temporary employment contract.

6.2	Upon consultation with the Employer, the Employee shall determine the start and end dates of the holiday.
Employment contract Trident Microsystems (Nederland) B.V./Philippe Geyres

6.3	If upon termination of the employment contract the Employee has enjoyed more holidays than the number accrued during the employment contract, the Employer has the right to reclaim the Employee’s salary with respect to those holidays and to set it off against any amounts payable to the Employee by the Employer.
Clause 7 — Pension
7.1	If and insofar as he satisfies the conditions, the Employee will participate in the Employer’s (semi) collective pension scheme, in conformity with the provisions laid down in the pension scheme rules and regulations, a copy of which will be provided to the Employee. The Employee declares that he has taken cognizance of the rules and regulations and will fulfil any obligations laid down therein. The total cost of benefits, including under this Clause 7 and Clause 9, that Employer will pay may not exceed 125% of the cost of benefits that Trident Microsystems, Inc. would pay for a permanent CEO located in the U.S. If such amount would be exceeded, it is the intention of the parties that the benefits payable hereunder will be reduced in scope and expense accordingly to the fullest extent permissible under applicable law.
Clause 8 — Reimbursement of Costs
8.1	Any business expenses reasonably incurred by the Employee in connection with performing his duties that are not deemed to qualify as costs otherwise reimbursed will be reimbursed to the Employee by the Employer on submission of original invoices and proofs of payment if and insofar as such costs are reasonable, in the Employer’s exclusive opinion.

8.2	The Employer shall make a laptop computer available to the Employee. The Employee shall look after the laptop computer as may be expected of a prudent Employee. The Employee declares that he will not leave the lap-top computer unsupervised under any circumstances in a car or in the boot of a car, or in a place accessible to third parties.
Clause 9 — Insurance
9.1	The Employer shall fulfil its obligation under the Dutch Health Care Insurance Act [Zorgverzekeringswet] by remitting the Employee’s statutorily determined contribution.

9.2	It will be up to the Employee to ensure that the required forms are completed on time and in full, and that cooperation is rendered in any other formalities required to participate in the insurance referred to in Clause 9.1.
Clause 10 — Ancillary Jobs and Gifts
10.1	The Employee may not hold any ancillary jobs, whether for remuneration or otherwise, without the Employer’s prior written permission.

10.2	The Employee shall refrain from accepting any remuneration from third parties in connection with the work for the Employer and/or enterprises affiliated with the Employer.
Employment contract Trident Microsystems (Nederland) B.V./Philippe Geyres

Clause 11 — Breach
11.1	Should the Employee breach any of the obligations set forth in Clause 10 of this employment contract, the Employee will promptly forfeit to the Employer, an immediately payable penalty of EUR 5,000.-, which amount will increase by EUR 500.- for each day that the breach continues, without prejudice to the Employer’s right to demand performance of this employment contract. Instead of imposing a penalty, the Employer may, without issuing a notice of default, claim full damages.

11.2	Payment of the penalty referred to in this clause will not release the Employee from the obligations contained in Clause 10 of this contract.

11.3	Any breach by the Employee of the obligations set forth in Clause 10 will constitute an urgent reason on the grounds of which the Employer may terminate this employment contract with immediate effect.

11.4	Paragraphs 3, 4 and 5 of Section 7:650 of the Dutch Civil Code do not apply to this employment contract.
Clause 12 — Unilateral amendment clause
12.1	Within reason, the Employer is entitled to unilaterally amend the provisions of this employment contract and/or the provisions set out in the personnel handbook and/or other schemes. All amendments, cancellations or supplements will always be binding on the Employee. In addition, the Employer reserves the right to unilaterally adjust (tax-free) allowances in the event of amendments to tax and/or social security legislation.
Clause 13 — Returning Property
13.1	Upon the end of this employment contract, regardless of how and why this employment contract ended, and in the event that the Employee is placed on non-active service, the Employee must, even without being so requested, make available to the Employer any and all items in his possession that belong to the Employer and/or any enterprises affiliated with it and the Employee’s working there, clients and any other business relations (including, for instance, laptop, documents or other data carriers made available, as well as any and all copies taken of such records), all this in the broadest meaning of the words.
Clause 14 — Final Provisions
14.1	This employment contract is governed by Dutch law. Any disputes between the parties will be submitted to the competent Dutch court.

14.2	Should a court declare any provision of this employment contract to be non-binding, the parties will replace such provision by another, legally valid provision, which will correspond to the provision declared non-binding to the greatest extent possible. The non-bindingness of any provision of this employment contract will not affect the legal validity of the other provisions.

14.3	This employment contract sets forth all obligations of the parties in respect of each other and replaces all prior negotiations, commitments and/or correspondence.
Employment contract Trident Microsystems (Nederland) B.V./Philippe Geyres

Thus agreed and signed in duplicate:

Agreed:	Agreed:

/s/ David L. Teichmann	/s/ Philippe Geyres
On behalf of Trident Microsystems (Nederland) B.V.	Philippe Geyres
David L. Teichmann
Managing Director

Date Signed: April 1, 2011	Date Signed: April 4, 2011
Place Signed: Sunnyvale, California	Place Signed: Sunnyvale, California
Employment contract Trident Microsystems (Nederland) B.V./Philippe Geyres

ANNEX 2
TRIDENT MICROSYSTEMS (NEDERLAND) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office in Nijmegen and its principal place of business at Kerkenbos 10-16F (6546 BA) Nijmegen (the “Company”);
and
Mr. Philippe Geyres, an individual born on 5 September 1952 and residing at 63 Rue Des Saints-Peres, 75006 Paris, France, (the “Employee”)
WHEREAS;
(a)	On the date hereof, the Company and the Employee have entered into an employment agreement effective 1 April 2011 (the “Start Date”);

(b)	the Employee is recruited outside the Netherlands by the Company;

(c)	the Employee and the Company shall jointly file a request for application of the 30% ruling (tax-free reimbursement for extraterritorial costs) with the Dutch Tax Inspector;

(d)	in view hereof, the Employee and the Company wish to agree upon the remuneration of the Employee as follows.
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	If and to the extent that the Employee receives a tax-free reimbursement for extraterritorial expenses based on Section 9 of the 1965 Wages and Salaries Tax Implementation Decree (Uitvoeringsbesluit loonbelasting 1965), it is agreed that the pay for present employment agreed with the Employee will be reduced for wage tax act (Wet op de loonbelasting 1964) purposes in such a way that 100/70 of the thus agreed pay for present employment is equal to the originally agreed pay for present employment.

2.	If and to the extent that the above under (1.) is applied, the Employee shall receive from the Company a reimbursement for extraterritorial expenses equal to 30/70 of the thus agreed pay for present employment.

3.	The Employee is aware of the fact that adjustment of the agreed remuneration pursuant to the above under (1.) may in view of the applicable regulations have consequences for all pay-related benefits and payments such as pension payments and social security benefits.

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4.	The “agreed pay for present employment” as described under (1.) above includes the total sum of all pay for present employment, paid or provided to the Employee, as described in the 1964 Wages and Salaries Tax Act (Wet loonbelasting 1964) and the provisions based on it.

5.	The allowance will be provided as from the Start Date, up to and including the last month the 30%-ruling (or a new subsequent rule under Dutch tax legislation) will be applicable to the Employee. This agreement will also come to an end as from the date the employment contract between the Employee and the Company will be terminated.

6.	The Company reserves the right to modify or supplement this agreement if Dutch tax laws with respect to the 30%-ruling are adjusted.
Both parties agree to the aforementioned and state that this agreement can be considered as an addition to the employment contract.
Thus agreed and signed in duplicate:

Agreed:	Agreed:

/s/ David L. Teichmann	/s/ Philippe Geyres
On behalf of Trident Microsystems (Nederland) B.V.	Philippe Geyres
David L. Teichmann
Managing Director

Date Signed: April 1, 2011	Date Signed: April 4, 2011
Place Signed: Sunnyvale, California	Place Signed: Sunnyvale, California

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